 Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form S-8 pertaining to the Temple-Inland Inc. 2008 Incentive Plan and the Temple-Inland Inc. 2010 Incentive Plan of our reports dated February 23, 2010 with respect to the consolidated financial statements of Temple-Inland Inc. and the effectiveness of internal control over financial reporting of Temple-Inland Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
October 28, 2010